Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP
972.664.8072, rpacker@intrusion.com

Intrusion Inc. to Appeal Nasdaq Delisting Notification

Richardson, Texas – November 7, 2003 – Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced that the Nasdaq Listing Qualifications Department has notified the Company that it had not regained compliance with the minimum $1.00 closing bid price per share requirement for continued listing pursuant to Marketplace Rule 4310(c)(4) by November 5, 2003.  As a result, the Company’s securities are subject to delisting from The Nasdaq SmallCap Market effective upon the opening of business on November 17, 2003.

Intrusion intends to appeal the Nasdaq Listing Qualifications Department determination before a Nasdaq Listing Qualification Panel.  During the appeals process, the scheduled delisting will be stayed and the Company’s common stock will continue to trade on the Nasdaq SmallCap Market, pending the Panel’s decision.  The hearing date has not been set and is yet to be determined by Nasdaq.  While there can be no assurance that the Company’s request for continued listing on the Nasdaq SmallCap Market will be granted, the Company is exploring all possible avenues to preserve the Nasdaq listing.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of intrusion detection and security solutions for the information-driven economy. Intrusion’s suite of security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks. The company’s products include the Intrusion SecureNet™ line of leading network intrusion detection and the Intrusion PDS™ security appliances for Check Point Software Technologies’ market-leading VPN-1®/FireWall-1®. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance, including, without limitation, statements relating to our intention to appeal the Nasdaq’s delisting determination and pursue continued Nasdaq listing.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, risks associated with the uncertainty of our planned appeal to the Nasdaq Listing Qualification Panel, our ability to remain listed on the Nasdaq SmallCap Market, our ability to execute on any proposed compliance plan and our ability to comply with all Nasdaq’s continued listing requirements in the future, as well as other risks and uncertainties identified in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Copies of these filings can be obtained from our Investor Relations department.